Exhibit 10.11

Actelis

Networks

Date: November 30, 2017

Attention: Yoav Efron ID No 0239052570

Address: 17 Haoranim St., Ramat Efal 5296000

Re-: Personal Work Agreement

For employment at Actelis Networks Israel Ltd. (Hereinafter: “the Company”), as of December 5, 2017 (hereinafter “the work commencement date”).

The division into sections and their headings is intended for convenience purposes and they should not be used for interpretation. The Appendices to this Agreement constitute an integral part hereof.

This Agreement is a personal Work Agreement and, therefore, unless stated otherwise explicitly, regarding your employment in the Company, subject to any law, the conditions of any agreement or arrangement, whether personal or collective, general or special and/or any Extension Order (apart from those that apply to all employers in the economy) and/or custom and/or procedure and/or any other agreement existing or that shall exist in the future, between the Company and its employees, shall not apply.

This Agreement has been written in the male gender for convenience purposes only and it relates to both males and females equally.

1.	Your Function in the Company

1.1	You have been employed in the function of CFO. As a part of your function, you must report to the Company CEO. To obviate any doubt, it is hereby clarified that, at its discretion, the Company is entitled to change the content of your function from time to time.

As a part of your function, inter alia, you must perform the following work:

a.	Responsibility for managing the Parent Company’s funds in the US and the Company’s subsidiary in Israel

b.	Administrative management of the site in Israel

c.	Managerial responsibility for the Finance, Human Resources, Administration and IT Departments.

1.2	Your employment site will be at the Company’s offices in Petach Tikva, unless you are required to travel, from time to time for the purposes of executing your function.

1.3	You are aware of and agree to the fact that, from time to time, you are likely to be required to travel and sojourn overseas as a part of your function.

1.4	You must fulfill your function honestly with dedication and loyalty and dedicate all your ability, proficiency and skills for the purposes of fulfilling your function in the Company. You must dedicate all your corporate time, effort and attention to fulfilling your function most efficiently and beneficially for the purposes of the Company and promoting the Company’s businesses.

1.5	For the duration of this Agreement Period, you will not be employed and will not be involved in any form whatsoever, whether for consideration or not, whether directly or indirectly, whether fully or partially, in any other business or occupation whatsoever, in addition to your work in the Company, unless you have received the Company’s prior written consent to this.

1.6	You may not exploit your status and/or function in the Company and/or the Company’s property whether directly or indirectly, in a manner, that is likely to create a conflict of interests with your function in the Company, including for the purposes of producing personal gain for yourself and/or for anyone on your behalf and you must preserve the good names of the Company, its employees, managers and Shareholders and you may not execute any deed or default that could prejudice it. You must inform the Company CEO immediately and without delay of any matter in which you have any personal interest whatsoever.

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1.7	You hereby undertake not to receive any payment or other benefit from any third party related to your work, directly or indirectly. It is hereby clarified that, in the event of a breach of an instruction in this section, the payment or benefit that you shall receive as aforementioned and their profits, shall belong to the Company, which shall be entitled to deduct the sum, or the value of the benefit from funds owing to you from it, without derogating from any of its rights pursuant to the law and/or this Agreement.

1.8	You must comply with all the instructions, disciplinary rules, stipulations, regulations, procedures and Company resolutions relating to your employment and/or fulfilling your function.

2.	Work Days and Work hours

2.1	Work days in the Company are Sunday through Thursday. Your weekly rest day shall be Saturday.

2.2	The conventional business hours in the Company are from 8 a.m. to 7 p.m., of which, during a regular day there are 9 gross hours, which include a 30-minute lunch break, and a gross total of 195 monthly hours, constituting 186 net hours.

2.3	The Company enables you, in coordination with your superiors and subject to the absence of any damage to working with the Company’s customers, to work in the flexible hour method. Should you be forced to leave work on a particular day, without completing your full work hours, for this or any other reason, you can supplement them on another day and vice versa – against a day that, for some or other reason you were forced to work beyond 9 hours, you can work less than the full 9 gross hours on another day. It must be understood that this arrangement shall not impart you with the right to any additional payment for overtime, beyond the overtime that you are entitled to work, as provided in Section 3.2 below.

2.4	It is hereby clarified that the flexibility given to you in planning your work hours is not intended to enable you to work during hours that the Work Hours and Rest Law does not permit, such as working in excess of 11 net hours per day.

3.	Wages and Overtime Payment

3.1	In consideration for your work in the proposed job and fulfilling all your commitments pursuant to this Agreement, you shall be entitled to receive a wage in the gross sum of NIS 19,350 every month (hereinafter: “the wages”).

3.2	You shall also be entitled to a gross global monthly consideration of NIS 1,850 for overtime work “the overtime payment”) for your work during an average 15 additional hours per month. Ex gratia, the Company will pay overtime, whether you worked overtime during the month or not. In the event that the Company is required to pay an additional sum for the overtime component, you must repay the Company all the surplus sums that the Company paid for the month in which you worked less than the aforementioned number of overtime hours.

3.3	Your wages with addition of the overtime payment manifests a gross total of 210 monthly hours. You are not entitled to work more than 210 gross monthly hours, unless you have been given advance written authorization from your direct manager. Should you work beyond the aforementioned number of hours without any of the mandatory authorizations, you shall not be entitled to any additional consideration for them.

3.4	The Company will deduct any sum that must be withheld pursuant to any law, including income tax, National Insurance (Social Security) and health tax from your wages and overtime and other payments pursuant to this Agreement. You must inform the Company of any change that occurs in relation to your status, that contains anything that could affect the tax rates paid by you.

3.5	The Company will pay you your wages and overtime pay by the 9th of each regular calendar month.

3.6	It is hereby clarified that your wages and social benefits to which you are entitled have, inter alia, been established taking your commitments detailed in Appendix A into account.

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3.7	You must maintain confidentiality of your wages and the other terms of your employment and you hereby undertake not to disclose them to any other employees and/or to any third party during the Agreement Period or thereafter, whether directly or indirectly.

3.8	The Company shall be entitled to set off and deduct any sum owing to it from you from any sum owing from it to you and, on signing this Agreement, you confirm the set off as aforementioned.

3.9	Other than what has been expressly established in this Agreement or in any law applicable to this Agreement, you shall not be entitled to any increments, linkages, consideration, bonus, payment or benefit whatsoever.

3.10	It is hereby clarified that, unless otherwise provided in this Agreement, any payment and/or right and/or bonus of any kind whatsoever to which you shall be entitled, including and, without derogating from the aforementioned generality: payments, various kinds of social provisions, rights, increments and/or retirement terms shall be calculated based on the wages as defined in Section 3.1 above only and not from any payment of a right or other benefit to which you shall be entitled pursuant to this Agreement and pursuant to any law.

4.	Pension Plan

4.1	As of the date established in the Extension Order [Integrated Version] for a Mandatory Pension (hereinafter: “the Extension Order”), you shall be entitled to insurance pursuant to the provisions in the Extension Order, as they shall be updated from time to time by law and, subject to the conditions established therein, according to the following provisions:

(a)	On account of Severance pay – a sum equivalent to 8.33% of your wages.

(b)	On account of allowances – A sum equivalent to 6.5% of your wages. If the period for which you are insured is of the Managers Insurance type, the Company’s aforementioned payments will include the Company’s payment for acquiring cover for the loss of work capability at the rate required for guaranteeing 75% of your wages, when, in any event the rate of the Company’s provisions to allowances shall not be less than 5% of your wages.

(c)	Simultaneously a sum equivalent to 6% of the wages that shall be transferred as a premium and the employee’s share will be deducted from the wages.

(d)	The Company and Employee’s provisions for allowances as aforementioned must be updated pursuant to the provisions in the law.

4.2	The Company’s provisions for severance pay shall be instead of full severance pay payment pursuant to Section 14 of the Severance Pay Law, 5723 – 9063, as established in Section 9 of the Extension Order.

4.3	The Company waives the right to a refund of the provisions for severance pay that were provided by it pursuant to this section, unless your right to severance pay is negated in a verdict and should it be negated, or if you withdrew the funds from the fund and from a Provident fund and/or from the policy not for “an entitling event” according to its sense in the Extension Order.

4.4	It must be clarified that, if you do not inform the Company as to in which the fund you wish to be insured, within 60 days from the date of commencing your employment, the Company will ensure you in a Metav D.S. pension fund, which is the default fund in the Company.

5.	Enrichment Study Fund

5.1	Every month, the Company will provide a sum equivalent to 7.5% of the wages and will deduct 2.5% of the wages for the Employee’s share to the Study Fund of your choice and will transfer them to the Study Fund.

5.2	It must be clarified that you alone will bear any tax applicable to this benefit.

6.	Options

6.1	Subject to the Board of Directors’ approval and the provisions in any law, the Parent Company will grant you 4,921,584 Options for acquiring Ordinary Shares in the Parent Company (which constitute 1% of the Company’s shares at the time of signing this Agreement), pursuant and subject to the provisions in the Parent Company’s Options Plan, as shall be approved if and when it is approved by the Parent Company’s Board of Directors and pursuant to the Board’s sole discretion.

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6.2	The terms of the aforementioned Options, such as: The strike price, the maturity period, the taxation bracket applicable to the Options etc. will be established in a separate Options Agreement to be given to you, after and pursuant to the approval of the Parent Company’s Board of Directors.

7.	Additional Social Benefits

7.1	Leave: You shall be entitled to 12 annual leave days per year or the number of leave days according to law, whichever is the higher among them. You are hereby required to use all the leave days during the leave year in which they are given. However, if you do not do so, with the Company’s agreement, you shall be entitled to take only seven leave days and to add the remainder to the leave given in to following work years, as established in the Annual Leave Law. The leave date will be established in coordination with the Company in a manner in which your leave will not prejudice the Company’s functioning and its needs. To obviate any doubt, the Company is entitled to instruct you to go out on leave and to use your leave days and the Company is also entitled to put its employees out on concentrated leave.

7.2	Convalescence Fees: A monthly sum of NIS 300 will be paid to you as convalescence fees.

7.3	Sick leave: You shall be entitled to sick leave and illness fees pursuant to the law. You must inform the Company immediately of any absence in view of a disease and furnish the Company with a medical certificate that confirms this. Absence for which no medical certificate is furnished, shall be deemed to be absence for leave.

7.4	Reserve Duty: If you are called up for reserve service, the Company will pay you your full wages for the reserve duty period, up to a maximum period of two reserve duty months per annum and, provided that you furnish the Company with authorization for which you received the sums owing from the National Insurance Institute (National Security). If you receive any sum whatsoever for reserve service from the IDF or from the National Insurance Institute, or from any other source, this sum shall belong to the Company and must be transferred to it immediately on its receipt.

7.5	Travel fees: You shall be entitled to a refund of traveling expenses from your residence to your workplace, up to the ceiling specified in the Extension Order regarding the employer’s participation in travel expenses, as shall apply to the economy from time to time or to payment for monthly charging tickets whichever is the cheaper between the alternatives.

8.	The Agreement Period

8.1	This Agreement will come into force on the date of commencing employment and is for an on specified period.

8.2	Each Party shall be entitled to terminate this Agreement by giving the Second Party 60-days prior written notice.

8.3	During the prior notice period, you will continue with your work and transfer your function to anyone that the Company establishes and pursuant to its instructions in an orderly manner to the Company’s satisfaction. However, the Company is entitled to waive your services during the entire or part of the prior notice period, whether notice was given by you or by the Company, provided that it pays you the prior notice consideration according to the law for the full prior notice period.

8.4	Should you resign without giving prior notice as aforementioned in Section 8.2, the Company shall be entitled to deduct the cash sum equivalent to the wages to which you would have been entitled had you worked for the prior notice period, from any money owing to you from it, including wages.

8.5	Without derogating from the Company’s rights pursuant to this Agreement or pursuant to the law, the Company is entitled to terminate this Agreement and to dismiss you immediately without any need for giving prior notice and/or payment for the prior notice period, on the occurrence of one of the following events: (1) you were convicted of an offense which included disgrace; or (2) you betrayed the Company’s trust; or (3) you behaved in a manner that is unsuitable for your status and function in the Company in a manner that prejudices the Company or its businesses; or (4) you seriously breached discipline; or (5) you acted in a manner that entitles the Company to dismiss you pursuant to the law without paying you any severance pay.

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8.6	On termination of your employment in the Company, for any reason whatsoever, prior to the Company releasing the balance of any money owing to you, you must act as follows: (1) furnish the Company with all the documents and CD disks,/FLASH MEMORY or any other magnetic media, the letters, records, reports, and all the other documents that you have that are related to your work in the Company and/or to its operations as well as any of the Company’s equipment and/or other property that was placed at your disposal, including a company car, telephone device, employee’s tag or any other equipment; (2) all the data linked to the Company or its business, which is found on a personal computer under your ownership, should there be any such data, must be deleted in coordination with the Company; (3) You must exercise your retirement in coordination with your superiors, including transferring the function in an organized manner in a reasonable time schedule to be established by your superiors and you must transfer your function, the documents and all matters under your treatment, to whom the Company instruct you, in an orderly manner and pursuant to the Company’s procedures.

9.	The Company’s Computers

9.1	Use of the Company’s computers including the electronic mail systems and network and the Company’s communications means, is intended for work needs in the Company and must be executed pursuant to the Company’s procedures as shall be furnished from time to time.

9.2	The electronic mailbox placed at your disposal on the commencement of your employment, is a professional mailbox for your work needs in the Company and you are expected use it solely professionally.

9.3	It must be clarified that, in order to maintain its confidentiality and prevent damages such as viruses and transferring information or software illegally or via a violation of rights and/or prejudicing traffic on the Company’s computer and communications network and/or damage to the Company’s reputation and/or any other damage to its business and/or regular working and its relationships with its customers and in order to ensure that using the computer systems in the Company is performed for work needs, according to the conventional procedures in the Company and in order to prevent the Company’s exposure to damages that could derive from use in violation of the procedures on its computer and communications network, the Company monitors and controls all the data accumulated on the Company’s computers in the professional mailboxes and on any computer means that the Company places at your disposal and/or any information transferred on the Company’s computers and communications network and the Company also performs various backups of all the material transferred on the computer network in the Company.

9.4	Monitoring will be executed at any time and without prior notice using various means. Monitoring is likely to be technological in relation to the traffic scope and its content and human monitoring when necessary, when suspicion arises as to a violation of procedures and/or when it is necessary to trace data for regular work needs, for treating technical breakdowns and/or for any other need necessary for the normal management of the Company’s affairs.

9.5	The Company reserves the right to control the computer means given to for your work needs at any time and without prior notice and to block access to them for purposes of protecting its rights, regular management, treatment of breakdowns and for any other professional and/or business need.

9.6	You must avoid transferring and/or saving any personal information that you do not wish to disclose in the professional mailbox and/or on any of the computer means furnished to you for your work needs, in order to prevent unpleasantness and ensure professional use of the Company’s computers, including the electronic mail systems, on the network, on the Company’s communications means and on the professional mailbox provided for use for your work needs,

9.7	On signing this Agreement, you confirm that you understand and agree, of your own free will that, the Company, as a Company, the major operations of which are performed using computer means, is committed to activate all the monitoring and control means detailed in this Agreement and in the Company’s procedures and you accept the limitations deriving from the possibility of activating any of the monitoring and control means detailed in this Agreement and in the Company’s procedures.

9.8	This section contains nothing to prejudice your right to open a personal mailbox for yourself that is not on the Company’s computer means.

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9.9	You are aware and you agree that, at any time, without prior notice, the Company shall be entitled to use the information transferred on the computer and communications network in the Company for the purposes of protecting its rights.

10.	Assigning Rights

The Company shall be entitled to assign all or some of its rights and obligations pursuant to this Agreement to any associated company which controls the Company and/or is under its control and/or is under joint control with the Company.

11.	Sundries

11.1	As a material condition to engaging in this Agreement, together with signing this Agreement, you must sign a Written Undertaking to preserve confidentiality, non-competition and the intellectual property rights attached to this Agreement as Appendix A and which constitutes an integral part hereof.

11.2	You must keep the provisions in this Agreement with absolute confidentially and not disclose any item whatsoever of it to any person or entity whatsoever or to make any use whatsoever of any of its instructions.

11.3	This Agreement also constitutes “notification” pursuant to the requirements of the Notice to Employee and Job Candidate Law (Working Conditions and Recruitment and Recruitment Procedures) Law, 5762 – 2002.

11.4	On signing below, you confirm that you are entitled to engage in this Agreement and accept all the commitments pursuant to it, that there are no restrictions, pursuant to any contract or in any other manner, to your engagement in this Agreement and your employment in the Company and that in this engagement, you are not violating any other agreement or commitment to which you are a party or were a party.

11.5	This Agreement and its Appendices consolidate all that is agreed upon between you and the Company. On signing this Agreement, all agreements, understandings and Written Undertakings that were exchanged between the Parties prior to signing it, should there have been any, are null and void. Any addition or amendment to this Agreement must be made in writing and shall be binding after being signed by both Parties.

11.6	The conditions of this Agreement must, to the extent possible, be interpreted in a manner that enables preserving the legality and force. Without derogating from the aforementioned, in any event that any of the conditions in this Agreement is interpreted illegally, lacking any force or as unenforceable, because of the fact that it has broader force that meets the eye or has content that is not sufficiently restricted in time, the Parties hereby agree, subject to the provisions of the law, the tribunal that interprets that condition as aforementioned, to exchange that condition that was interpreted as aforementioned with an acceptable condition the validity and meaning of which shall be close to the extent possible from a legal aspect, to the condition that it replaced. The interpretation of that condition as aforementioned will not have any effect on the legality and force of any other condition in this Contract.

11.7	The Parties addresses are as detailed above and it has been agreed that any notice sent by one Party to the other by registered mail shall be deemed to have been received by the second Party 72 hours from the date of sending it (subject to presenting confirmation of delivery by registered mail) and, if delivered manually – at the time of its delivery (subject to presenting an “accepted” stamp).

Yours sincerely,\
[signature]
[stamp] Actelis
XLP8
Actelis Networks Israel Ltd.

I have read this Agreement assiduously; I have understood its content and I agree to all its provisions.

Employee’s Name	Yoav Efron
Signature [signature]
Date: December 5, 2017

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Appendix A

Written Undertaking to Preserve Confidentiality and Intellectual Property

I, the undersigned, Yoav Efron, ID No 023902570, hereby declare vis-à-vis Actelis Networks Israel Ltd. and vis-à-vis its Parent Company/Subsidiaries and companies associated with it in Israel and overseas (hereinafter: “the Company”), that I am aware that during my employment in the Company information (as defined below) will be disclosed to me and/or become my knowledge and that I am aware that the information is of the primary and most essential assets of the Company and, therefore, I declare and undertake the following:

1.	Preserving Confidentiality the Company’s Rules

1.1	I undertake to preserve absolute confidentiality and not to disclose and/or instruct and/or transfer, whether directly or indirectly, to any person and/or entity whatsoever, including the Company’s employees for whom the information is not necessary for fulfilling their functions, any information (as defined below) whatsoever about the Company, the Company’s occupations (as defined below) its businesses and operations and/or any of the Company’s affairs that are brought to my knowledge, orally, in writing or in any form and/or on any other media, during and/or following and/or in the framework of my employment in the Company, whether directly or indirectly, including information that I obtain from others who are associated directly or indirectly with the Company and/or any information of any party with whom the Company has or shall have relationships.

1.2	In this Written Undertaking, “information” means all the information and know-how, oral, written and/or in any form and/or on any other media, that the Company currently has and/or shall have in the future or that anyone associated with the Company and/or is in contact in any manner whatsoever with the Company and/or its businesses and/or its operations and/or with companies and/or corporations and/or entities associated with it.

For demonstration purposes only and, without derogating from the aforementioned generality, inter alia, information includes all the Company’s commercial secrets, any information relating directly or indirectly to the Company, its property and businesses, any information relating directly or indirectly to research and development related to existing or future products, production methods, prototypes, production designs, inventions, hardware, software, production processes, discoveries, improvements, developments, innovations, models, blueprints, sketches, design, calculations, diagrams, formulae, computer files, computer software, data, design processes, customer lists, supplier lists, pricing, prices, terms of payment, marketing methods and marketing subjects, programs, business secrets, business plans, customer names, sales, prices, and any other information relating to the Company’s businesses and/or its subsidiaries and/or the Company’s affiliates and/or its customers, including customers with whom the Company is conducting negotiations and including current and future affiliated companies and/or subsidiaries, all whether the information can be protected as a patent or any other title rights were not.

1.3	I hereby confirm that the Company is committed to secrecy by virtue of agreements that it has with suppliers, customers and the third parties and I undertake to faithfully comply with the Company’s commitments vis-à-vis these entities for maintaining confidentiality and non-competition.

1.4	In any event of termination of the engagement between us, I undertake that any information, on any media whatsoever, at my disposal or under my control, will be returned to the Company immediately on giving notice of terminating the engagement between us.

1.5	I hereby undertake that I will maintain the Company’s equipment and that I will not distance from the Company’s offices area and will not take with me nor deliver to others, to any person and/or entity whatsoever whether directly or indirectly, material and/or raw material and/or products and/or parts of the product and/or model and/or document and/or disk and/or other media for storing data and/or photographed and/or printed and/or duplicated objects etc. that contain all or some of the aforementioned information and I shall not make any use, including duplicating, producing, selling, transferring, copying and distributing, changing, copying, of all or some of the information, apart from the use necessary for the purposes of executing my function in the Company, which is performed for the Company and to its benefit exclusively.

1.6	I hereby undertake to adopt all the necessary means in order to prevent exposure of information or any part thereof to any entity who is not entitled to this pursuant to the provisions in this Confidentiality Agreement.

1.7	I hereby give notice and confirm that my commitments pursuant to this section are not limited in time and/or territory and they will continue to remain in force even after this Agreement is terminated or after the expiry of the employees-employer relationships between me and the Company for any reason whatsoever.

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2.	Employment Restrictions and Non-Soliciting

2.1	In this section, the following terms shall have the meanings next to them:

“Restriction period” – A 12-months period, commencing from the date on which I terminate my employment in the Company for any reason whatsoever.

“The Company’s occupations”– Developing communication systems that enable transferring a broadband on a copper network.

“A similar business” – An entity that competes with the Company or that assists competing against the Company or attempts to compete against the Company and all whether directly or indirectly and that deals in identical or similar operations, occupations and deeds to the Company’s occupations as defined above, whether it is an incorporated entity or an individual.

“To deal in a business” – Whether directly or indirectly, for consideration or not, as detailed below: To operate a business, to be an employee of a business, retained or for a salary, pursuant to an appointment letter or in any other manner, to be an interested party in a business or with any other involvement, as an owner, shareholder, apart from holding shares in public companies listed on a recognized stock exchange, to consolidate with a business or engage in any manner whatsoever with it, to advise the business and/or finance a business or to be a guarantor for its commitments in any manner whatsoever, to be a stakeholder in a partnership, director, functionary, agent or contractor.

2.2	I undertake that, during my tenure in the Company and, during the restricted period, I will not deal in any similar business in Israel or overseas, unless after receiving the Company’s prior written authorization.

2.3	Without derogating from the aforementioned, I undertake that, during the restricted period, I will avoid approaching or working or executing jobs, whether for a consideration or not, whether directly or indirectly, for a person or corporation, that deal in the Company’s businesses, which, during my tenure in the Company had business relationships with the Company and/or any other entity that conducted negotiations regarding business relationships with the Company and/or the Company’s customers.

2.4	I undertake that, during my tenure in the Company and in the restricted period, I will not solicit the employees of the Company to resign their work, I will not employ them whether directly or indirectly, will not help them to find work in a similar business, will not suggest that they work or provide services in any manner whatsoever to any party whatsoever, unless after receiving the Company’s prior written authorization.

2.5	I hereby undertake that, during my tenure in the Company and in the restricted period, I will not persuade or cause others to persuade customers and/or potential customers and/or suppliers and/or agents of the Company (including suppliers and/or agents with whom the Company conducted negotiations in preparation for signing an agreement prior to or at the time of the termination of my work in the Company) to receive a license or to hire a product or service that competes with the products and services offered by the Company.

2.6	I am aware and agree that my function in the Company is a function that requires a special degree of personal loyalty and, therefore, I undertake the commitments as detailed in Section 2 above. Furthermore, I am aware that I am receiving a special consideration for my commitments as aforementioned, including, inter alia, participation in the Company’s Options Program and a high salary.

2.7	The contents in this section contain nothing to derogate from my commitments as aforementioned in this Written Undertaking and/or in the Work Agreement.

3.	Intellectual Property

3.1	All rights, including the right to submit applications for a patent and/or model, the right to a patent and/or model, commercial secrets, trademarks, copyrights and industrial or intellectual title rights whatsoever, regarding inventions (that can be patented or others), progresses, developments, improvements, concepts, applications, that I invent, develop, steer, whether on my own or together with the Company’s other employees or any of them, or that reach me in any other manner, in relation to my work in the Company or in relation to its occupations, as they are and shall be from time to time, or that were created during my tenure in the Company, including any rights accompanying the products and in any future development of the products and accompaniments, shall be the property of the Company shall belong to it for any need and matter in a manner that it will be entitled to treat them as an owner and I waive any right as aforementioned. To obviate any doubt, it is hereby clarified that the contents in this subsection above shall also apply to the matter of inventing a service in its sense in the Patents Law, 5727 – 1967 (hereinafter: “the Patents Law”), but, under no circumstances that shall not be any service invention for my title, unless with the Company’s written authorization for this.

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3.2	Without derogating from the aforementioned, I hereby irrevocably confirm that the wages paid to me by the Company are and shall be the full and final consideration for and in relation to any inventions whatsoever, including invention of the service and/or in relation to the commercial or other use of the rights and/or inventions as aforementioned. I shall not be entitled to any royalties or other payments for all relating to an invention of a service and/or in relation to commercial or other use of the rights as aforementioned, which includes, without derogating from the aforementioned generality, the fact that I shall not be entitled to a consideration pursuant to Section 134 of the Patents Law beyond the wages paid to me and this section constitutes agreement for the purposes of Section 134 of the Patents Law.

3.3	In any registration of rights pursuant to this section, whether as a patent, model or in any other manner, the Company and solely the Company shall be registered as the exclusive owner of the rights to the patent or model.

3.4	I will assist the Company in everything required, in order to register its rights in any development and/or invention, as aforementioned, whether in Israel or overseas, during my tenure or thereafter and I will sign any document necessary in this regard.

3.5	I undertake to cooperate and furnish any item necessary for executing registration, to assist preparing and registering patents and/or any other title right in favor of the Company and/or subsidiaries and/or associated companies in Israel and/or overseas and to sign any required document for registering in Israel and overseas and to cooperate and assist the Company to defend and enforce its rights. This commitment shall apply both during my tenure in the Company and thereafter, provided that, if my assistance is required, the Company must bear the expenses relating to this.

3.6	I undertake to inform, disclose and furnish the Company with any information reaching me in any manner whatsoever, including information that is the result of a concept or development of mine during my tenure in the Company whether it can be defended as a patent or not, can be defended as a copyright or other title rights or not, can be registered or not.

3.7	I undertake not to register domain names, tradenames or any other rights that could restrict the Company’s operations or prejudice the Company directly or indirectly, in my name. In the event of registering a right as aforementioned by me, I undertake to transfer all the rights to the Company in consideration for the costs of registering the right only.

4.	Sundries

4.1	I declare and confirm that I am aware of the fact that any violation of my commitments as aforementioned or any part thereof could cause the most severe and irreversible damages to the Company, entities, corporations and/or its associated companies, for which a pecuniary compensation will not constitute a proper remedy and relief and, therefore, in the event of any violation of my commitments pursuant to this I hereby agree and undertake not to oppose the fact that a competent court will issue a temporary injunction and/or other orders against me aimed at preventing and/or stopping the violation.

4.2	Without derogating from the provisions in Section 4.1 above, I undertake to compensate and indemnify the Company for any damages and/or expenses caused to it or to its associated companies, as a result of a violation of my aforementioned commitments, including court fees and legal expenses, losses and/or damage to reputation, without derogating from any remedy and/or relief available to you pursuant to any law.

4.3	Without derogating from the provisions in Subsections 4.1-4.2, I agree and confirm that any benefits and/or profits and/or consideration produced by me and/or by anyone on my behalf, whether directly or indirectly, in view of a violation of my commitments vis-à-vis the Company, including my commitments as provided in this Written Undertaking, shall belong exclusively to the Company and must be sent to it without delay.

4.4	My commitments pursuant to this Written Undertaking, apart from my commitments for non-competition, shall be without any time restriction even after termination of my employment in the Company, whatever the reason for terminating my employment might be.

4.5	I hereby declare and confirm that I am aware that had it not been for my commitments pursuant to this Written Undertaking, the Company would not have engaged with me and expose in information whatsoever to me.

In witness whereof I have hereunto set my signature today.

Signature [signature] Date December 5, 2017

[2 sets of initials]

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